Bridgecrest Credit Company, LLC OFFICER’S CERTIFICATE The undersigned hereby certifies that he is a duly authorized officer of Bridgecrest Credit Company, LLC (the “Servicer”), and that as such he is authorized to execute and deliver this certificate in the name and on behalf of Bridgecrest Credit Company LLC, and certifies that: 1. I have reviewed the activities of the Servicer during the period January 1, 2023 through December 31, 2023 and of its performance under the Servicing Agreement; and 2. to the best of my knowledge, based on such review and other than described herein, the Servicer has substantially fulfilled all its obligations under the Servicing Agreement for the above referenced period. This certificate is delivered in accordance with Section 2.9 of the Carvana Auto Receivables 2020- P1 Servicing Agreement dated as of December 10, 2020, among Carvana Auto Receivables Trust 2020-P1, Wells Fargo Bank, National Association and Bridgecrest Credit Company, LLC. This certificate is dated as of December 31, 2023. By: _______________________________ Daniel Gaudreau Chief Financial Officer Exhibit 35.1 /s/ Daniel Gaudreau